UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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Bank of Hawaii Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Your VOTE is important!

Notice of 2007
Annual Meeting of Shareholders
and Proxy Statement

Meeting Date: April 27, 2007

Bank of Hawaii Corporation
130 Merchant Street
Honolulu, Hawaii 96813

BANK OF HAWAII CORPORATION
130 Merchant Street
Honolulu, Hawaii 96813

March 14, 2007

Dear Shareholder:

The 2007 Annual Meeting of shareholders of Bank of Hawaii Corporation will be held on Friday, April 27, 2007 at 8:30 a.m. on the Sixth Floor of the Bank of Hawaii Building, 111 South King Street, Honolulu, Hawaii. Each shareholder may be asked to present valid picture identification. Shareholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.

The Notice of Meeting and Proxy Statement accompanying this letter describe the business we will consider and vote upon at the meeting. A report to shareholders on the affairs of Bank of Hawaii Corporation also will be given, and shareholders will have the opportunity to discuss matters of interest concerning the Company.

For reasons explained in the accompanying Proxy Statement, the Board of Directors recommends that you vote FOR all proposals.

Your vote is very important. Please complete, sign, date and return the enclosed proxy card and mail it promptly in the enclosed postage-paid return envelope, even if you plan to attend the Annual Meeting. You may also vote by telephone or electronically via the Internet. If you wish to do so, your proxy may be revoked at any time before voting occurs.

On behalf of the Board of Directors, thank you for your cooperation and support.

Sincerely,

ALLAN R. LANDON
Chairman of the Board,
Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held April 27, 2007

To Our Shareholders:

The Annual Meeting of shareholders of Bank of Hawaii Corporation will be held on Friday, April 27, 2007, at 8:30 a.m. on the Sixth Floor of the Bank of Hawaii Building, 111 South King Street, Honolulu, Hawaii, for the following purposes:

1.                To elect four Class III Directors for terms expiring in 2010.

2.                To ratify the selection of an independent registered public accounting firm.

3.                To transact any other business that may be properly brought before the meeting.

The Board of Directors recommends that shareholders vote FOR all proposals.

Shareholders of record of Bank of Hawaii Corporation common stock (NYSE: BOH) at the close of business on February 28, 2007 are entitled to attend the meeting and vote on the business brought before it.

We look forward to seeing you at the meeting. However, if you cannot attend the meeting, your shares may still be voted if you complete, sign, date, and return the enclosed proxy card in the enclosed postage-paid return envelope. You also may vote by telephone or electronically via the Internet. The accompanying proxy statement, also available online at www.boh.com, provides certain background information that will be helpful in deciding how to cast your vote on business transacted at the meeting.

By Order of the Board of Directors

MARK A. ROSSI
Vice Chairman and Corporate Secretary
Bank of Hawaii Corporation

Honolulu, Hawaii
Dated: March 14, 2007

IMPORTANT
Please sign and return the enclosed proxy card or vote by telephone or on the Internet as promptly as possible. This will save the expense of a supplementary solicitation.
Thank you for acting promptly.

PROXY STATEMENT

The Board of Directors (the “Board”) of Bank of Hawaii Corporation (Bank of Hawaii Corporation and its subsidiaries, as appropriate, are referred to as “Bank of Hawaii” or the “Company”) is soliciting the enclosed proxy for the Company’s 2007 annual meeting. The proxy statement, proxy card, and the Company’s Annual Report to Shareholders and Annual Report on Form 10-K are being distributed to the Company’s shareholders on or about March 14, 2007.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:              What am I voting on?

A:               You are voting on the election of directors and ratification of the selection of an independent registered public accounting firm, as well as any other business that may be properly brought before the meeting.

Q:              Who can vote at the annual meeting?

A:               Holders of Bank of Hawaii’s common stock, par value $0.01 per share, as of the close of business on February 28, 2007 (the “Record Date”) can attend and vote at the annual meeting. Each share of common stock is entitled to one vote. On the Record Date, there were 49,720,860 shares of common stock issued and outstanding.

Q:              How many votes do we need to hold the annual meeting?

A:               The holders of at least one-third of the outstanding common stock on the Record Date entitled to vote at the annual meeting must be present to conduct business. That amount is called a quorum. Shares are counted as present at the meeting if a shareholder entitled to vote is present and votes at the meeting, has submitted a properly signed proxy, or has properly voted by telephone or via the Internet. We also count abstentions and broker non-votes as present for purposes of determining a quorum. A broker non-vote occurs when a nominee, generally a broker, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Q:              What shares can I vote?

A:               You may vote all shares you own on the Record Date. The enclosed proxy card shows the number of shares you may vote.

Q:              How can I vote my shares in person at the annual meeting?

A:               If you are a shareholder of record, you can attend the annual meeting and vote in person the shares you hold directly in your name as the shareholder of record. If you choose to do that, please bring the enclosed proxy card and proof of identification. If you hold your shares as a beneficial owner, you must vote your shares through your broker or other nominee.

Even if you plan to attend the annual meeting, we recommend you also submit your proxy so your vote will be counted if you later decide not to attend the annual meeting.

Q:              How can I vote my shares without attending the annual meeting?

A:               You may vote without attending the annual meeting. You can do that by the Internet, telephone, or mail. If your shares are held by a broker or other nominee, you will receive instructions that you must follow to have your shares voted. If you hold your shares as the shareholder of record, you may instruct the proxies how to vote your shares, using the toll free telephone number or the Internet voting site listed on the proxy card, or by signing, dating, and mailing the proxy card in the prepaid and addressed envelope we have provided you. Please refer to the summary instructions below and those on your proxy card, or, for shares held in street name, the voting instruction card sent by your broker or nominee.

Mail.   You may mail your proxy by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee, and mailing it in the enclosed, postage prepaid and addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board.

Internet.   If you have Internet access, you may submit your proxy from anywhere, following the “Vote by Internet” instructions on your proxy card.

Telephone.   If you live in the United States, you may submit your proxy by following the “Vote by Phone” instructions on the proxy card.

Q:              May I change my vote?

A:               Yes. You may change your proxy instructions any time before the vote at the annual meeting. For shares you hold as shareholder of record, you may change your vote by providing notice to the Corporate Secretary, granting a new proxy with a later date or by attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you also vote at the meeting. For shares you hold as beneficial owner, you may change your vote by submitting new voting instructions to your broker or nominee.

Q:              Where can I find the voting results of the annual meeting?

A:               We plan to announce voting results at the annual meeting. We also will publish those results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2007.

Q:              Who will count the votes?

A:               Computershare Investor Services will count and tabulate the votes.

Q:              What are the voting procedures?

A:               Directors are elected by a plurality of votes cast. Nominees who receive the most votes will be elected. All other proposals require the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the meeting. For all proposals other than the election of directors, broker non-votes will be treated as not entitled to vote and so will not affect the outcome. Abstentions will have the same effect as negative votes.

Q:              Is my vote confidential?

A:               Yes. Proxy instructions, ballots, and voting tabulations that identify the individual shareholders are handled to protect your privacy. Your vote will not be disclosed within Bank of Hawaii or to third parties except (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation of votes and certification of the vote, and (iii) to facilitate a successful proxy solicitation by our Board. Occasionally, shareholders write comments on their proxy cards, which are forwarded to Bank of Hawaii management.

Q:              Who will bear the cost of soliciting proxies?

A:               We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees on behalf of the Board will solicit proxies from shareholders, personally, and by telephone, the Internet, facsimile, or other means. None of these employees will receive any additional or special compensation for soliciting proxies. We have retained Georgeson Shareholder Communications, Inc., 17 State Street, New York, New York 10004 to assist in the solicitation of proxies for an estimated fee of $10,000, plus reasonable out-of-pocket costs and expenses. We will, upon request, reimburse brokers or other nominees for their reasonable out-of-pocket expenses in forwarding proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Q:              What does it mean if I get more than one proxy card?

A:               It means your shares are registered differently and are in more than one account. Sign and return all proxy cards or vote each proxy card by telephone or Internet, to ensure all your shares are voted. To provide better shareholder services, we encourage you to have all accounts registered in the same name and address. You may do that by contacting our transfer agent, Computershare Investor Services, LLC (1-888-660-5443).

Q:              May I propose actions for consideration at next year’s annual meeting of shareholders?

A:               Yes. You may submit proposals for consideration at the 2008 shareholder meeting by presenting your proposal in writing to the Corporate Secretary at 130 Merchant Street, Honolulu, Hawaii 96813 and in accordance with the following schedule and requirements.

Proposals To Be Included In The Proxy Statement and Voted On At The Meeting.   Proposals that shareholders wish to have included in the proxy statement for the 2008 annual meeting of shareholders must be made in accordance with U. S. Securities and Exchange Commission (“SEC”) Rule 14a-8. Proposals must be received by the Company’s Corporate Secretary on or before November 16, 2007 at the above address.

Proposals To Be Voted On At The Meeting Only.   Under our By-Laws, for a shareholder to bring a proposal before the 2008 annual meeting, Bank of Hawaii must receive the written proposal no later than 80 days nor earlier than 90 days before the first anniversary of the 2007 annual meeting; in other words, no later than February 7, 2008 and no earlier than January 28, 2008. (Please refer to Section 1.12 of Bank of Hawaii’s By-Laws.) The proposal also must contain the information required in the By-Laws. If you wish to make one or more nominations for election to the Board, the required information includes, among other things, the written consent of such individual to serve as director and (i) the name, age, business address and, if known, residence address of each nominee proposed in person, (ii) the principal occupation or employment of each nominee, and (iii) the number of shares of Bank of Hawaii stock each nominee beneficially owns. These advance notice provisions are separate from the requirements a shareholder must meet to have a proposal included in the proxy statement under SEC rules. By complying with these provisions, a shareholder may present a proposal in person at the meeting, but will not be entitled to have the proposal included in the Company’s proxy statement. In addition, persons holding proxies may exercise discretionary authority to vote against such proposals.

Q:              Where can I find out more information about the Company before the annual meeting?

A:               You can find more information about the Company on-line at: www.boh.com.

PROPOSAL 1: ELECTION OF DIRECTORS

BOARD OF DIRECTORS

The Company’s Certificate of Incorporation provides that the Board shall consist of not less than three, nor more than fifteen persons as established from time to time by resolution of the Board. The Board has fixed the number of directors at twelve, divided into three classes, with the terms of office of one class expiring each year. Nominees for election are identified below. Each nominee has consented to serve and all nominees are currently serving on the Company’s Board. The nominees were originally proposed by the Nominating and Corporate Governance Committee. If a nominee below is not a candidate at the time of the annual meeting, then the proxy holders may vote for the remaining nominees and other persons as they may determine.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

NOMINEES FOR ELECTION FOR CLASS III DIRECTORS WITH TERMS EXPIRING IN 2010

Name, Age, and Year First Elected as Director	Principal Occupation(s)	Other Public Directorships Held
Mary G.F. Bitterman; 62; 1994

President and Trustee, the Bernard Osher Foundation since 2004; Director, Osher Lifelong Learning Institutes (a non-profit organization dedicated to providing continuing education opportunities through affiliations with colleges and universities) since 2003; President and Chief Executive Officer, The James Irvine Foundation (an organization administering the assets of the charitable trust of James Irvine) from 2002 to 2003; President and Chief Executive Officer, KQED, Inc. (a public broadcasting center) from 1993 to 2002.

Barclays Global Investors Funds
Martin A. Stein; 66; 1999	Partner, RSA Ventures (a consulting and venture capital company) since 1999; Chief Executive Officer and President, Sonoma Mountain Ventures, LLC (strategic and technology consulting and venture capital) 1998 to 2004; Vice Chair, BankAmerica Corp 1990 to 1998.	—
Barbara J. Tanabe; 58; 2004	Owner and Partner, Ho’akea Communications, LLC (a communication and community building company) since 2003; Owner and Partner, Ho’akea (a public affairs company) from 2001 to 2003; Managing Director, Pacific Century Inc. (a business consulting company) since 1995.	—
Robert W. Wo, Jr.; 54; 2002	President and Director, C.S. Wo & Sons, Ltd. (a furniture retailer) since 1984.	—

CLASS I DIRECTORS WHOSE CURRENT TERMS EXPIRE IN 2008

Name, Age, and Year First Elected as Director	Principal Occupation(s)	Other Public Directorships Held
Michael J. Chun; 63; 2004	President and Headmaster of Kamehameha Schools—Kapalama (a college preparatory school serving children of Hawaiian ancestry) since 2001; President of Kamehameha Schools from 1998-2001.	Alexander & Baldwin, Inc.
Robert Huret; 62; 2000	Managing Member of Financial Technology Management (a venture capital management company) since 1998; Senior Consultant, Financial Services Group at Montgomery Securities from 1984 to 1998.	—
Kent T. Lucien; 53; 2006

Trustee, C. Brewer & Co. Ltd., (a Hawaii corporation engaged in agriculture, real estate and power production) since 2001; Chief Executive Officer, Executive Vice President and Chief Financial Officer, C. Brewer & Co. Ltd. from 1991 to 2006.

Maui Land & Pineapple Co., Inc.
Donald M. Takaki; 66; 1997	Chairman and Chief Executive Officer, HawkTree International, Inc. (a diversified holding company engaged in transportation, leasing, business records management and real estate) since 1999; Chairman and Chief Executive Officer, Island Movers, Inc. (a transportation service company) since 1964; President, Transportation Concepts, Inc. (a transportation leasing company) since 1988 and General Partner, Don Rich Associates (a real estate development company) since 1979.	—

CLASS II DIRECTORS WHOSE CURRENT TERMS EXPIRE IN 2009

Name, Age, and Year First Elected as Director	Principal Occupation(s)	Other Public Directorships Held
S. Haunani Apoliona; 58; 2004	Chairperson and Trustee, Office of Hawaiian Affairs (“OHA”) (entity established by the Constitution of the State of Hawaii to improve the conditions and protect the entitlements of Native Hawaiians) since 2000; Trustee, OHA from 1996 to 2000.	—
Clinton R. Churchill; 63; 2001	Trustee, The Estate of James Campbell (an organization administering the assets held in trust under the will of James Campbell) since 1992 (Chairman 1998, 2000, 2004).	—
David A. Heenan; 67; 1993	Trustee, The Estate of James Campbell (an organization administering the assets held in trust under the will of James Campbell) since 1995 (Chairman 1999, 2001).	Maui Land & Pineapple Co., Inc.
Allan R. Landon; 59; 2004	Chairman, Chief Executive Officer and President since September 2004; President and Chief Operating Officer of the Company from April 2004 to September 2004; President, Chief Financial Officer and Treasurer of the Company from 2003 to 2004; Vice Chairman, Chief Financial Officer and Treasurer of the Company from 2001 to 2003.	—

BENEFICIAL OWNERSHIP

At the close of business on February 13, 2007, Bank of Hawaii had 49,724,711 shares of its common stock outstanding. As of February 13, 2007, this table shows how much Bank of Hawaii common stock was owned by (i) its directors and nominees, (ii) the executive officers named in the Summary Compensation Table (the “named executive officers”), (iii) all executive officers and directors as a group, and (iv) entities that are known by us to own beneficially more than five percent of Bank of Hawaii’s common stock. Unless otherwise indicated and subject to applicable community property and similar statutes, all persons listed below have sole voting and investment power over all shares of common stock beneficially owned. Share ownership has been computed in accordance with SEC rules and does not necessarily indicate beneficial ownership for any other purpose.

AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

Name	Number of Shares Beneficially Owned		Right to Acquire Within 60 Days	Total	Percent of Outstanding Shares as of 02-13-07

Private Capital Management L.P. 8889 Pelican Blvd. Naples, Florida 34108	4,281,340		-0-	4,281,340	8.6	%(1)
Barclays Global Investors, NA. Barclays Global Fund Advisors Barclays Global Investors, Ltd. Barclays Global Investors Japan Trust and Banking Company Limited Barclays Global Investors Japan, Ltd. 45 Fremont Street San Francisco, CA 94105	2,851,118		-0-	2,851,118	5.7	%(1)
S. Haunani Apoliona	3,514	(2)	16,436	19,950	*
Mary G.F. Bitterman	16,467	(2)(3)	20,686	37,153	*
Michael J. Chun	7,838	(2)	15,686	23,524	*
Clinton R. Churchill	8,899	(2)(5)	16,686	25,585	*
David A. Heenan	23,412	(2)(4)	18,686	42,098	*
Robert Huret	11,109	(2)	12,686	23,795	*
Kent T. Lucien	483	(2)	-0-	483	*
Martin A. Stein	2,238	(2)	15,686	17,924	*
Donald M. Takaki	13,658	(2)	20,686	34,344	*
Barbara J. Tanabe	10,746	(2)	16,686	27,432	*
Robert W. Wo, Jr.	15,532	(2)(3)	16,686	32,218	*
Allan R. Landon	131,491		242,238	373,729	*
Richard C. Keene	12,767		63,316	76,083	*
Peter S. Ho	39,302		57,835	97,137	*
Neal C. Hocklander	23,492		0	23,492	*
David W. Thomas	47,487		39,950	87,437	*
Directors, nominees and executive officers as a group (19 persons)	402,261		755,610	1,157,871	2.3%
* Each of the directors and named executive officers beneficially owns less than 1 percent of the outstanding common stock.

Notes to Table on Amount and Nature of Beneficial Ownership

All stock is subject to sole voting and investment power unless otherwise specified.

(1)          According to the information furnished by it, Private Capital Management, L.P. (“PCM”) is an investment adviser registered with the SEC under the Investment Advisers Act of 1940, as amended. Based solely on a Schedule 13G filed with the Securities Exchange Commission on February 14, 2007, PCM, in its capacity as investment adviser, may be deemed to have beneficial ownership as of December 31, 2006 of 4,281,340 shares of Bank of Hawaii common stock owned by numerous investment advisory clients, none known to have more than 5 percent. According to the same filing, PCM has sole power to vote or direct the vote of 8,300 of those shares and sole power to dispose or to direct the disposition of 8,300 shares. PCM also has shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of 4,273,040 shares.

According to the information furnished by them, Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan, Ltd., and Barclays Global Investors Japan Trust and Banking Company Limited (collectively referred to as “Barclays”) are either investment advisers registered with the SEC under the Investment Advisers Act of 1940, as amended, or banks as defined in section 3(a) (6) of the Securities Exchange Act of 1934. Based solely on a Schedule 13G filed with the Securities Exchange Commission on January 23, 2007, Barclays, as a group, may be deemed to have beneficial ownership as of December 31, 2006 of 2,851,118 shares of Bank of Hawaii common stock owned by numerous investment advisory or bank clients, none known to have more than five percent. According to the same filing, Barclays has sole power to vote or to direct the vote over 2,425,457 of those shares, and sole power to dispose or to direct the disposition of 2,851,118 shares.

(2)          Includes restricted shares owned by directors under the Director Stock Program: Ms. Apoliona, 3,498 shares; Ms. Bitterman, 4,838 shares; Dr. Chun, 4,838 shares; Mr. Churchill, 3,838 shares; Mr. Heenan, 6,838 shares; Mr. Huret, 1,838 shares; Mr. Lucien, 483 shares; Mr. Stein, 2,238 shares; Ms. Tanabe, 3,838 shares; Mr. Takaki, 3,838 shares; and Mr. Wo, 3,838 shares. Includes shares owned by directors under the Directors Deferred Compensation Plan:  Messrs. Churchill, 4,096 shares; Heenan, 15,998 shares; Huret, 9,271 shares; Takaki, 9,820 shares; and Wo, 3,944 shares; and Ms. Tanabe, 4,371 shares.

(3)          Includes shares held individually by family members of which the specified officer or director may be deemed to have shared voting or investment power as follows: Ms. Bitterman, 6,885 shares and Mr. Wo, 2,400 shares.

(4)          Includes 420 shares owned by a family partnership of which Mr. Heenan has shared voting and investment power. Also includes 156 shares owned by David A. Heenan, Inc. of which Mr. Heenan is president.

(5)          Includes 500 shares held in a pension plan.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company and the Board have adopted Corporate Governance Guidelines (“Governance Guidelines”), which are posted on the Company’s Investor Relations website at www.boh.com. Shareholders and other interested parties may receive a copy of the Governance Guidelines by writing the Corporate Secretary at 130 Merchant Street, Honolulu, Hawaii 96813. The Governance Guidelines address director qualification and independence standards, responsibilities, access to management and independent advisors, compensation, orientation and continuing education, Board committees, Chief Executive Officer evaluation, management succession, Code of Business Conduct and Ethics, shareholder communications to the Board and the Board’s annual performance evaluation.

Ms. Bitterman has served as the Lead Independent Director since 1999, and is Vice Chairman of the Executive Committee and Chair of the Nominating & Corporate Governance Committee. The Lead Independent Director’s duties are set forth in the Governance Guidelines and include presiding over regularly scheduled executive sessions of the non-management directors, serving as a liaison between the non-management directors and executive management and assisting the Board and executive management to ensure compliance with the Governance Guidelines. The non-management directors meet in executive session without management in attendance for regularly scheduled meetings which are usually held five times a year. The non-management directors may also meet in executive session each time the full Board convenes for a meeting. In 2006, the non-management directors met in executive session five times.

Director Qualifications and Nomination Process

The Nominating & Corporate Governance Committee is responsible for identifying and assessing all director candidates and recommending nominees to the Board. Potential nominees will be evaluated based on their independence, within the meaning of the Governance Guidelines and the rules of the New York Stock Exchange (“NYSE”). Candidates to be nominated as a director, including those submitted by shareholders, are selected based on, among other criteria, their integrity, informed judgment, financial literacy, high performance standards, accomplishments and reputation in the community, experience, skill sets, and ability to commit adequate time to Board and committee matters and to act on behalf of shareholders.

The criteria also include a determination of the needs of the Board and of the individuals’ personal qualities and characteristics with those of the other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company and its shareholders. The Board should encompass a broad range of skills, expertise, industry knowledge, diversity of viewpoints, background, and business and community contacts relevant to the Company’s business.

A shareholder may submit a candidate for consideration by the Board to be included in the Board’s slate of director nominees. Candidates proposed by shareholders will be evaluated by the Nominating & Corporate Governance Committee under the same criteria that are applied to other candidates. The criteria are set forth above and in the Company’s By-Laws and Governance Guidelines. Candidates to be considered for nomination by the Nominating & Corporate Governance Committee at the 2008 Annual Meeting of Shareholders must be presented in writing to the Corporate Secretary on or before November 16, 2007 at 130 Merchant Street, Honolulu, Hawaii 96813 to be included in the Company’s proxy statement for 2008.

Communication with Directors

Shareholders and any interested parties may communicate with the Board, Non-Management Directors or Lead Independent Director by sending correspondence c/o the Company’s Corporate

Secretary, 130 Merchant Street, Dept. 232, Honolulu, Hawaii 96813. All appropriate communications received will be forwarded to the Board, Non-Management Directors or Lead Independent Director as addressed.

Code of Business Conduct & Ethics

The Company has earned its reputation as a respected leader in the communities it serves and in the financial services industry by conducting business in an ethical, responsible and professional manner. The Company is proud of the high standards of quality and service that have been its hallmark through the years. These qualities represent fundamental business practices and apply to all directors, officers and employees.

The Company and Board have adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees (the “Code of Conduct and Ethics”), which is posted on the Investor Relations page of the Company’s website www.boh.com. The Code of Conduct and Ethics addresses the professional, honest and candid conduct of each director, officer and employee; conflicts of interest, disclosure process, compliance with laws, rules and regulations (including insider trading laws); corporate opportunities, confidentiality, fair dealing, protection and proper use of Company assets; and encourages the reporting of any illegal or unethical behavior. The Company will disclose any amendments to, or waivers of, the Code of Conduct and Ethics for directors or executive officers on the Company’s website. Shareholders may obtain a printed copy of the Code of Conduct and Ethics by contacting the Corporate Secretary at the address previously provided.

Director Independence

The Board is comprised of a majority of independent directors as defined by the NYSE listing standards. In affirmatively determining that a director is independent of the Company’s management and has no material relationship with the Company, either directly or indirectly as a partner, shareholder, or officer of an organization that has a relationship with the Company, the Board applies the following categorical standards, in addition to such other factors as may be deemed appropriate:

a)               In no event shall a director be considered independent if the director is an employee, or a member of the director’s immediate family is an executive officer of the Company until three years after the end of such employment relationship. Employment as an interim Chairman or CEO shall not disqualify a director from being considered independent following that employment.

b)              In no event shall a director be considered independent if the director receives, or a member of the director’s immediate family receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and is not independent until three years after ceasing to receive such compensation.

c)               In no event shall a director be considered independent if the director is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company until three years after the end of the affiliation or the employment or auditing relationship.

d)              In no event shall a director be considered independent if the director is employed, or a member of the director’s immediate family is employed, as an executive officer of another company where any of the Company’s present executives serves on that company’s compensation committee until three years after the end of such service or employment relationship.

e)               In no event shall a director be considered independent if the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues for such year, until three years after falling below such threshold.

f)                 A director will not fail to be deemed independent solely as a result of the director’s and the director’s immediate family members’, or a director’s affiliated entity’s, banking relationship with the Company if such relationship does not violate paragraphs (a) through (e) above and is made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with persons not affiliated with the Company and, with respect to extensions of credit, is made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve System, and do not involve more than the normal risk of collectability or present other unfavorable features.

g)               Audit Committee members may not receive directly or indirectly any consulting, advisory or other compensatory fee from the Company and shall otherwise meet the independence criteria of Section 10A-3 of the Securities Exchange Act of 1934, as amended. Audit Committee members may receive directors’ fees and other in-kind consideration ordinarily available to directors, as well as regular benefits that other directors receive (including any additional such fees or consideration paid to directors with respect to service on committees of the Board).

h)              If a particular commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship or transaction that is not addressed by the above standards exists between a director and the Company, the Board will determine, after taking into account all relevant facts and circumstances, whether such relationship or transaction is in the Board’s judgment material, and therefore whether the affected director is independent.

For purposes of these independence standards, an “immediate family member” includes the director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

The following ten directors have been determined by the Board to be independent: Messrs. Chun, Churchill, Heenan, Huret, Lucien, Stein and Wo, and Mmes. Apoliona, Bitterman and Tanabe, and accordingly, the Board has a majority of independent directors as defined by the listing standards of the NYSE and the Governance Guidelines. There were no relationships that were considered in determining the independence of the independent directors. All of the committees, with the exception of the Executive Committee, are composed entirely of independent directors who also meet applicable committee independence standards. Mr. Landon is the CEO of the Company and therefore not independent, and Mr. Takaki has been determined not to be an independent director due to his and his family’s ownership interest in Pacific Courier, Inc. (“PCI”), a company that provides courier and armored car services among the branches for the Company. In 2006, the Company paid approximately $1.63 million in courier fees, and reimbursed airfreight costs of approximately $268,000, to PCI. PCI was selected to continue to provide courier and armored car services after a request for quote process conducted by the Company in February 2005. The Company has the right to terminate the services provided by PCI upon 30 days notice. The Audit Committee ratified and approved the terms of the services provided by PCI in January 2007.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during fiscal year 2006 served as an officer, former officer, or employee of the Company or had a relationship discloseable under “Related Person Transactions.”  Further, during 2006, no executive officer of the Company served as:

•       A member of the Compensation Committee (or equivalent) of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on our Compensation Committee; or

•       A director of any other entity, one of whose executive officers or their immediate family member served on our Compensation Committee.

BOARD COMMITTEES AND MEETINGS

The Board met ten times during 2006. The Board’s policy is that directors should make every effort to regularly attend meetings of the Board and committees on which they serve and the Company’s annual shareholder meeting. Each director attended 75% or more of the aggregate of the total number of Board meetings and the total number of meetings held by the committees on which he or she served in 2006. Eleven of the Company’s directors attended the 2006 shareholders’ meeting.

Board Committees

The Board has four standing committees: the Audit Committee, the Human Resources & Compensation Committee (the “Compensation Committee”), the Executive & Strategic Planning Committee (the “Executive Committee”), and the Nominating & Corporate Governance Committee. The committee charters are posted on the Investor Relations page of the Company’s website www.boh.com. Shareholders and any interested parties may request a printed copy of the charters and Governance Guidelines by contacting the Corporate Secretary at 130 Merchant Street, Honolulu, Hawaii 96813.

The Board has affirmatively determined that all of the members of the Audit, Compensation and Nominating & Corporate Governance Committees (“Board Committees”) meet the independence standards of the NYSE and the Company’s Governance Guidelines. The Board Committees’ charters require that each committee perform an annual evaluation of its performance and assess the adequacy of its charter. Each committee has the authority to retain consultants and advisors to assist it in its duties, including the sole authority for the retention, termination and negotiation of the terms and conditions of the engagement.

Below are the members of each current standing committee.

Audit	Compensation	Executive	Nominating and Governance

Mary G. F. Bitterman	Mary G. F. Bitterman	Mary G. F. Bitterman	S. Haunani Apoliona
Clinton R. Churchill*	David A. Heenan*	Clinton R. Churchill	Mary G.F. Bitterman*
Robert Huret	Martin A. Stein	David A. Heenan	Clinton R. Churchill
Kent T. Lucien	Barbara J. Tanabe	Allan R. Landon*	Michael J. Chun
Robert W. Wo, Jr.		Robert W. Wo, Jr.	David A. Heenan
Robert Huret
Kent T. Lucien
Martin A. Stein
Barbara J. Tanabe
Robert W. Wo, Jr.

*Committee Chairman

Audit Committee: 7 Meetings in 2006

The duties of the Audit Committee are set forth in its charter, and include assisting the Board in its oversight of the following areas of the Company: regulatory and financial accounting and reporting and credit risk management; compliance with legal and regulatory requirements; independent registered public accounting firm’s qualifications and independence; and overseeing the performance of the Company’s internal audit function and independent registered public accounting firm. The Board has determined that Robert Huret and Kent Lucien meet the definition of “financial expert” within the meaning of the SEC regulations adopted under the Sarbanes-Oxley Act of 2002. The Board has determined that all Committee members meet the NYSE standard of financial literacy and have accounting or related financial management expertise. The Committee has adopted policies and procedures governing the following: pre-approval of audit and non-audit services; the receipt and treatment of complaints regarding accounting, internal controls, or auditing matters and the confidential, anonymous submission by employees of the Company regarding questionable accounting or audit matters; and restrictions on the Company’s hiring of employees of the independent registered public accounting firm. The Committee is also responsible for reviewing conflict of interest transactions involving a director or executive officer. The report of the Audit Committee is on page 18.

Compensation Committee: 5 Meetings in 2006

The duties of the Compensation Committee are set forth in its charter, and include responsibility for compensation levels of directors and members of executive management and reviewing the performance of executive management. The Committee reviews and approves goals for incentive compensation plans and stock plans, and evaluates performance against those goals. The Committee also reviews management development and training programs and reviews succession planning for senior and executive management. The Compensation Committee charter allows for the delegation of its duties to its own subcommittee as long as in compliance with all applicable laws, rules and listing standards. The CEO, in consultation with the director of human resources, makes recommendations with respect to non-CEO executive officer compensation. Hewitt Associates has been retained by the Company to provide compensation consulting and market data information.  The report of the Compensation Committee is on page 19.

Executive Committee:  No Meetings Held in 2006

The Committee has power to act for the Board in between its meetings except on those matters reserved to the Board by the By-Laws or otherwise. The Committee has the authority to advise the CEO and Board on long-range strategy and monitor the Company’s progress. The Committee did not meet in 2006.

Nominating & Corporate Governance Committee: 6 Meetings in 2006

The duties of the Nominating and Corporate Governance Committee are set forth in its charter and include reviewing the qualifications of all Board candidates and recommending qualified candidates for membership on the Board. The Committee reviews the Board’s organization, procedures and committees and makes recommendations concerning the size and composition of the Board and its committees. The Committee makes recommendations to the Board regarding standards for determining non-management director independence and reviews the qualifications and independence of the members of the Board and its committees. The Committee reviews and evaluates the Company’s compliance with corporate governance requirements and leads and oversees the Board and its committees’ annual performance evaluations. Further information regarding the responsibilities performed by the Committee and the Company’s corporate governance is provided in the Committee charter and the Governance Guidelines.

DIRECTOR COMPENSATION

Retainer and Meeting Fees

In 2006, each director was paid an annual retainer of $20,000, plus $750 for each Board meeting attended. The Lead Independent Director is paid an additional annual retainer fee of $10,000. The chairs of the Compensation and Audit Committees, and the vice chair of the Executive Committee, also receive an annual retainer of $5,000. The Directors are reimbursed for board-related travel expenses, and directors who are non-Hawaii residents receive an additional $5,000 to compensate them for travel time. Members of the Compensation Committee and the Executive Committee receive $750 for each meeting attended. The fee is $1,500 per meeting for members of the Audit Committee and $2,000 per meeting for the Chairman of the Audit Committee.  No fees are paid for attendance at Nominating and Corporate Governance meetings.

Director Stock Program

In April 2005, the shareholders approved the Bank of Hawaii Corporation Amended and Restated Director Stock Compensation Plan (“Amended Director Stock Plan”). The purpose of the Amended Director Stock Plan is to advance the interests of the Company by encouraging and enabling eligible members of the Board to acquire and retain throughout each member’s tenure as director a proprietary interest in the Company by ownership of shares of Bank of Hawaii common stock. The Amended Director Stock Plan allows for the granting of stock options, restricted stock, and restricted stock units. Under the Amended Director Stock Plan, the Board has the flexibility to set the form and terms of awards. In 2006, the Company issued 483 shares of restricted common stock (“Restricted Shares”) and an option for 2,191 common shares to each non-employee director. All of the restricted share grant will vest on the third anniversary date of the grant. The exercise price of the options was based on the closing market price on the date that the options were granted. Each option expires ten years from the date of grant and vests over a 3-year period in one-third annual increments. The Amended Director Stock Plan will terminate on April 28, 2015, unless the Board terminates the plan at an earlier time.

Directors Deferred Compensation Plan

The Company maintains a Directors Deferred Compensation Plan under which each director may elect to defer either all of his or her annual retainer and meeting fees, or all of his or her annual retainer. Distribution of the deferred amounts will begin as of the first day of the first month after the participating director ceases to be a director of the Company. Distribution will be made in a lump sum or in approximately equal annual installments over such period of years (not exceeding 10 years) as the director elects at the time of deferral. Under such Plan, deferred amounts are not credited with interest, but they are valued based on corresponding investments in Pacific Capital Funds or Bank of Hawaii stock, as selected by the participants. In January 2006, the Director’s Deferred Compensation Plan was amended to bring it into compliance with certain requirements of Section 409A of the Internal Revenue Code, which was enacted under the American Jobs Creation Act of 2004. In general, the requirements of Section 409A impose certain new rules for non-qualified deferred compensation plans, primarily relating to the timing of elections and distributions.

Director Stock Ownership Guidelines

The Board of Directors believes it is important to support an ownership culture for the Company’s employees and shareholders. To ensure that linkage to shareholders occurs among the fiduciaries of the Company, in December 2006, the Nominating and Corporate Governance Committee implemented stock ownership guidelines which require each non-management director to own a minimum amount of five times his or her annual cash retainer in the Company’s stock. Directors will be given five years to achieve guideline levels of ownership. As of February 16, 2007, ten of the eleven non-management directors had satisfied the ownership guideline.

Director Compensation

The following table shows, for the year ended December 31, 2006, information on compensation earned by or awarded to each non-employee director who served on the Board of Directors during 2006.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
S. Haunani Apoliona	35,000	5,829	12,495	—	—	—	53,324
Mary G.F. Bitterman	57,500	5,829	12,495	—	—	—	75,824
Michael J. Chun	31,250	5,829	12,495	—	—	—	49,574
Clinton R. Churchill	46,500	5,829	12,495	—	—	—	64,824
David A. Heenan	37,000	5,829	12,495	—	—	—	55,324
Robert Huret	43,000	5,829	12,495	—	—	—	61,324
Kent T. Lucien	19,000	5,829	5,935	—	—	—	30,764
Martin A. Stein	31,750	5,829	12,495	—	—	—	50,074
Donald M. Takaki	35,000	5,829	12,495	—	—	—	53,324
Barbara J. Tanabe	35,750	5,829	12,495	—	—	—	54,074
Robert W. Wo, Jr.	47,500	5,829	12,495	—	—	—	65,824

(1)             Messrs. Churchill, Heenan, Huret, Takaki and Wo and Ms. Tanabe elected to defer all of their respective fees earned in 2006.

(2)             The amounts in this column reflect the Financial Accounting Standard No. 123R (“FAS 123R”) expense recognized in 2006 for restricted stock awards. On April 28, 2006, the Company issued a grant of 483 shares of restricted common stock to each director, having an aggregate fair value of $26,232 based on the stock fair market value of $54.31 per share on the date of the grant and 100% of the grant will vest on the third anniversary date.  The assumptions used in the valuation of restricted stock awards is included in Note 1 “Share-Based Compensation” to the Company’s Annual Report on Form 10-K filed with the SEC on February 22, 2007. As of December 31, 2006, each Director had the following  number of restricted stock awards accumulated in their accounts (which excludes options exercised and held as common stock in their accounts):  S. Haunani Apoliona,   2,838 shares; Mary G.F. Bitterman, 2,838 shares; Michael J. Chun, 2,838 shares Clinton R. Churchill, 2,838 shares; David A. Heenan, 2,838 shares; Robert Huret, 1,838 shares; Kent T. Lucien, 483 shares; Martin A. Stein, 2,238 shares; Donald M. Takaki, 2,838 shares; Barbara J. Tanabe, 2,838 shares; and Robert W. Wo, Jr., 2,838 shares.

(3)             The amounts in this column reflect the FAS 123R expense recognized in 2006 for stock option awards. Each director was granted options to acquire 2,191 common shares of Company common stock on April 28, 2006, having an aggregate fair value of $26,271 based on the fair value of the options on the date of the grant using a Black-Scholes option pricing model. The exercise price of $54.31 for the option award is equal to the closing market price on the date that the options were granted. The assumptions used in the valuation of option awards is included in Note 1 “Share-Based Compensation” to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 22, 2007. As of December 31, 2006, each Director had outstanding options to purchase the indicated number of shares of the Company common stock:  S. Haunani Apoliona, 19,998 ; Mary G. F. Bitterman, 24,248; Michael J. Chun, 20,248; Clinton R. Churchill, 20,248; David A. Heenan, 24,248; Robert Huret, 16,248; Kent T. Lucien, 2,191; Martin A. Stein, 19,248; Donald M. Takaki, 24,248; Barbara J. Tanabe, 20,248; and Robert W. Wo, Jr., 20,248.

AUDIT COMMITTEE REPORT

The Board has determined that the Audit Committee’s five members are independent directors, in accordance with the applicable laws, regulations, NYSE listing requirements and the Governance Guidelines. The Audit Committee operates under and annually reviews a written charter that has been adopted by the Board. Audit Committee members do not accept any consulting, advisory or other compensatory fees (except director fees) and are not affiliated with the Company or any subsidiary (except as a director).

The Board has determined that the Audit Committee has two audit committee financial experts, Robert Huret and Kent Lucien, within the meaning of SEC regulations adopted under the Sarbanes-Oxley Act of 2002, and that all Audit Committee members are financially literate and have accounting or related financial management expertise. Two of the Audit Committee members, Ms. Bitterman and Mr. Lucien, currently serve on the audit committee of another publicly traded company.

The Audit Committee’s responsibilities include providing oversight of the quality and integrity of the Company’s regulatory and financial accounting and reporting, risk management, legal and regulatory compliance and internal and external audit functions and the preparation of this Audit Committee report. The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements for the fiscal year 2006. The Audit Committee has also discussed with management and the independent registered public accounting firm the matters required to be discussed by Statement on Accounting Standards No. 61 (Communication with Audit Committees), as amended. These discussions include the quality, not just the acceptability, of the accounting principles applied. The Company’s independent registered public accounting firm have provided to the Audit Committee their written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with the independent registered public accounting firm, that firm’s qualifications and independence. The Audit Committee has adopted Pre-Approval Procedures for Audit and Non-Audit Services (the “Pre-Approval Procedures”) that requires advance approval of all audit, audit-related, tax and other services performed by the independent registered public accounting firm. The Pre-Approval Procedures provide for the Audit Committee’s pre-approval of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform such service. The Audit Committee may delegate pre-approval authority to any one of its members who shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

As submitted by the members of the Audit Committee,

Clinton R. Churchill, Chairman
Robert Huret
Mary G.F. Bitterman
Kent T. Lucien
Robert W. Wo, Jr.

COMPENSATION COMMITTEE REPORT

The Compensation Committee, composed entirely of independent directors in accordance with the applicable laws, regulations, NYSE listing requirements and the Governance Guidelines, sets and administers policies that govern the Company’s executive compensation programs, and various incentive and stock programs. The Compensation Committee has reviewed and discussed the Compensation Disclosure and Analysis to be included in the Company’s 2007 Proxy Statement with management and, based on these discussions, recommended to the Company’s Board that the Compensation Disclosure and Analysis be included in such Proxy Statement.

As submitted by the members of the Compensation Committee

David A. Heenan, Chairman
Mary G. F. Bitterman
Barbara J. Tanabe
Martin A. Stein

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Compensation of our named executive officers, including the Chief Executive Officer (the “CEO”), is the responsibility of the Compensation Committee of the Board (the “Committee”).

Compensation Philosophy

The Committee believes that executive compensation should align with shareholders’ interests, link to achievement of the Company’s performance goals, reinforce support for the Company’s vision and be consistent with market compensation trends. The Committee also believes that compensation should recognize short and long-term performance and include both cash and equity components. The composition of the components may vary from year to year based on individual, market and other factors.

Compensation Objectives

In determining executive compensation, the Committee’s objectives include ensuring the ability to attract, develop and retain qualified and talented officers; compete with other organizations; and reward individual and team contributions to achieving goals of our business plans. For 2006, our corporate goals continued to be those established in our 2004-2006 business plan and included accelerating growth in our markets, better integration of our business segments, developing our management team, improving our operating efficiency, and maintaining our culture of dependable risk and capital management, in order to achieve our governing objective of maximizing shareholder value over time.

Compensation Process

The Committee, consistent with its Charter, determines compensation for the named executive officers. The Committee evaluates the CEO’s performance  against overall corporate goals and performance. With respect to compensation decisions for the other named executive officers, the Committee considers the recommendations of the CEO.

The Committee monitors the Company’s performance throughout the year as to both financial and non-financial performance. In January, the Committee reviews the Company’s annual results and the longer-term performance trend compared to previously announced plans. The Committee uses this review as the basis for the annual evaluation of the CEO. The Committee’s evaluation is discussed with the full Board and then communicated to the CEO by the Lead Independent Director.

The CEO annually reviews the performance of each of the other named executive officers. The conclusions reached and recommendations based on those reviews, including any recommendations for salary adjustments and annual bonus awards, are presented to the Committee. The Committee has the discretion to accept, reject or modify any of the CEO’s recommendations.

The Company retains Hewitt Associates (“Hewitt”), a nationally recognized human resources and compensation consulting firm, to provide external information on executive compensation programs. Hewitt provides the Committee with market data and alternatives to consider when making compensation decisions for the CEO and reviewing the recommendations of the CEO for the other named executive officers. The Committee does not, however, rely on a compensation peer group or otherwise target our compensation programs at specific percentiles within a peer group.

Compensation Elements and Determination of Compensation

Compensation elements for 2006 included:

•       Base salary

•       Performance based variable compensation

•       Equity based compensation

•       Retirement and other benefits

•       Perquisites

Base Salary

The Company generally establishes base salaries in connection with recruiting or retaining qualified executive officers. The Committee reviews salary levels as part of the Company’s annual performance review process, as well as upon promotion or other changes in job responsibility. Merit-based increases to salaries for executive officers other than the CEO are determined by the Committee based on the CEO’s assessment of individual performance.

As noted above, the Committee does not apply a formula or target salaries at any particular level within a peer group. Rather, base salaries are intended to reflect the needs of the Company and of the executive officer, comparability within the Company and consistency with the Company’s salary structure, and individual performance in the case of executive officers employed by the Company. The Committee also considers the survey data provided by Hewitt to verify that salaries are competitive and within market ranges.

Consistent with the Company’s practices, the base salary of Mr. Landon was increased in connection with his promotion to CEO in 2004 and remained at the same level in 2005 and 2006. Mr. Keene’s base salary increased in 2006, while the salaries of Mr. Hocklander and Mr. Thomas reflected the terms of retention agreements with them. Mr. Ho’s base salary increased in connection with the assumption of expanded responsibilities as Chief Banking Officer.

Performance based variable compensation

The Company pays annual cash bonuses to executive officers under the Executive Incentive Plan approved by the shareholders in 2004. Cash bonuses are based on a subjective assessment of the Company’s overall performance, the executive’s leadership and individual contribution to the Company’s performance, and other factors. At the beginning of the year, the Committee sets a percentage of base salary as a bonus objective for each participant in the Executive Incentive Plan. For 2006, those percentages were as follows for each of the named executive officers:

•       CEO—100% of base salary

•       Chief Banking Officer and Chief Operating Officer—80% of base salary

•       Chief Financial Officer and Vice Chairman, Human Services—67.5% of base salary

The Committee evaluates the CEO’s annual performance based on a scoring system and assigns a weighted score to each criterion. For 2006, the criteria evaluated and the weights assigned to each were:

Weight
Total Shareholder Return (compared to an index)	40%
Community and Customer Relations	15%
Development of the Management Team	15%
Customer Satisfaction	10%
Employee Satisfaction	10%
Other Achievements	10%

Based on its assessment of Company and individual performance, the Committee awards the CEO a bonus. The bonus amount reflects the Committee’s subjective determination of an appropriate award and takes the results of the scoring system into consideration but is not based on a formula driven off the numerical score. In determining the CEO’s bonus for 2006, the Committee recognized that the Company generally performed well during the year, but as a result of a tax law change, net income was less than budget. The Committee also noted that the Company achieved the 2006 goals established in the Company’s 2004-2006 business plan. Based on this evaluation, the Committee awarded the CEO a bonus of $650,000 (approximately 87% of base salary), down from $750,000 (100% of base salary) in 2005.

Based on similar factors and individual business unit objectives, the CEO evaluates the performance of each of the other named executive officers. The CEO then recommends possible bonuses to the Committee for its consideration. The Committee has the discretion to accept, reject, or modify the CEO’s recommendations. The Committee recognized the strong performance of the business units managed by the Chief Banking Officer and Chief Operating Officer, respectively, as well as the contributions and leadership provided by the Chief Financial Officer and the Vice Chairman, Human Services during 2006. The Committee approved the CEO’s bonus recommendations as reflected in the Summary Compensation Table.

To qualify bonus awards as performance-based compensation exempt from the $1 million compensation deduction limitation described below, a contingent bonus award to each Named Executive Officer is limited to a percentage of an incentive pool determined at the beginning of the fiscal year. The incentive pool is expressed as a percentage of the Company’s net income before taxes for the fiscal year, and the total of the contingent awards for executive officers may not exceed 100 percent of the incentive pool. The incentive pool percentages do not constitute “targets,” but instead are the upper limit on final bonus amounts. Actual bonus opportunities and payments are significantly less than the amount established under the incentive pool.

Equity Based Compensation

Equity awards can be an important component of total compensation and reflect the Committee’s strategy of balancing short and long-term incentives in structuring executive officer compensation and aligning the interest of the executives with those of shareholders.  In consideration of the grants of options and restricted stock made in late 2005 (or earlier for the CEO), the Committee made no awards to named executive officers in 2006.

In accordance with the Company’s equity compensation plans, the Committee may grant stock options, restricted stock awards or restricted stock units. However, it currently expects to award shares of restricted stock or restricted stock units to the extent it utilizes equity compensation as part of the overall compensation program. Restricted stock or restricted stock unit awards generally will vest based on achievement of performance goals, length of service or both.

The amount of the equity grant awards is determined by position and job responsibilities, performance, and market survey data. Additional information regarding stock option and equity awards issued, and the criteria for performance based vesting, is provided in the tables “Outstanding Equity Awards at Fiscal Year-End” and “Option Exercises and Stock Vested.”

Health, Welfare, Retirement, Perquisites and Other Compensation

Executive officers are eligible to participate in health and insurance plans, retirement plans, and other benefits generally available to all full time employees. This is consistent with our belief in offering employees basic health, welfare and retirement benefits that are competitive in our markets. All of our employees who meet certain service requirements are eligible to participate in the Company sponsored Retirement Savings Plan, and to receive certain contributions from the Company.  We believe that perquisites should be limited in scope and value, and the total value of perquisites provided by or paid for by the Company was less than $10,000 for each named executive officer during 2006.

Stock Ownership Guidelines

In 2001, the Committee adopted stock ownership guidelines applicable to the executive officers. Under the guidelines, the CEO should own Company stock having a market value equal to at least five times base salary, and the other named executive officers should own at least 2.5 times base salary. Stock ownership includes net after-tax value of vested stock options, stock units from qualified plans, and other stock held by the executive. At December 31, 2006, each named executive officer satisfied the stock ownership guidelines.

Executive Deferred Compensation Program

During December 2005, we adopted the Bank of Hawaii Corporation Executive Deferred Compensation Program effective January 1, 2006. The Program offers senior management the ability to defer up to 80% of base salary and/or 100% of bonus amounts. Amounts deferred will be distributed at the time and form elected by the participant. For 2006, Mr. Thomas was the only named executive officer who elected to defer amounts under the plan, the amounts of which are set forth in the “Nonqualified Deferred Compensation Table”. The text accompanying that table also contains additional information regarding the plan.

Change-In-Control and Termination of Employment

The Company established the Key Executive Severance Plan in 1983. The plan relates to a possible change-in-control of the Company and provides benefits if a change-in-control occurs. Each of the named executive officers would be eligible to participate in the plan if employed at the time a change-in-control occurs.

Neal Hocklander, Vice Chairman, Human Services, fulfilled the performance and service retention objectives of his retention arrangement with the Company. Mr. Hocklander remained employed with the Company through the end of 2006, after which he resigned from the Company after serving with the Company since August 2000.  Richard Keene, Vice Chairman and Chief Financial Officer, recently announced his intention to resign from the Company during the first quarter of 2007 to accept employment with another company, after serving with the Company since March 2001.

For discussion of amounts payable upon a change-in-control and other termination events and retention arrangements, including the individual arrangements with Messrs. Hocklander, Thomas and Keene, see “Change-In-Control, Termination and Other Arrangements” of this report.

Tax Considerations

We believe that we have structured our compensation program to comply with Internal Revenue Code Sections 162(m) and, to the extent now known, 409A. Under Section 162(m), the Company may deduct compensation in excess of $1 million paid to the corporation’s chief executive officer and four other most highly paid executive officers if certain requirements are met. We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exemptions in Section 162(m). However, we may authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer’s performance.

Section 409A is a relatively recent provision of the Internal Revenue Code and the implementing regulations have not yet been finalized. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. The Company is continuing to evaluate the impact of Section 409A on various of its compensation and benefits plans, programs and arrangements and may modify certain of them as a result of that evaluation.

Executive Compensation

The following tables show, for the year ended December 31, 2006, information on compensation the Company paid its “named executive officers.”

SUMMARY COMPENSATION TABLE

Name and Principal		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
Position	Year	($)(1)	($)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)
Allan R. Landon	2006	750,001	—	779,075	—	650,000	—	95,683	2,274,759
Chairman of the Board, Chief
Executive Officer & President
Richard C. Keene	2006	294,539	—	169,604	—	200,000	—	39,363	703,506
Vice Chairman, Chief Financial
Officer
Neal C. Hocklander	2006	270,577	—	543,902	—	175,000	—	1,253,595	2,243,074
Vice Chairman, Human Services
David W. Thomas	2006	447,692	—	1,087,200	—	350,000	—	55,094	1,939,986
Vice Chairman, Chief Operating
Officer
Peter S. Ho	2006	398,038	—	278,744	—	325,000	160	50,232	1,052,174
Vice Chairman, Chief Banking
Officer

(1)	Mr. Landon receives no fees or compensation for his services on the Board of Directors. Mr. Thomas’ salary for 2006 includes $47,596 of deferred compensation.
(2)

Amounts in this column represent FAS 123R expense recognized in 2006 for restricted share grants or restricted share units awarded in prior years. Additional information regarding stock option and equity awards issued to the named executive officers is provided in the tables “Outstanding Equity Awards at Fiscal Year-End” and “Option Exercises and Stock Vested.” The FAS 123R expense was based upon the fair market value of the stock on the date of the grant, and expensed over the requisite service period. The assumptions used in the valuation of restricted stock awards is included in Note 1 “Share-Based Compensation” to the Company’s Annual Report on Form 10-K filed with the SEC on February 22, 2007.

(3)	Due to the acceleration of vesting of all options that occurred in December 2005, there was no FAS 123R expense associated with any option award for 2006.
(4)	All amounts reported under this column relate to bonuses paid under the Executive Incentive Plan for fiscal year 2006.
(5)	Mr. Ho is the only named executive officer who is a participant under the Employees’ Retirement Plan of Bank of Hawaii, which was frozen at the end of 1995.
(6)

The total value of perquisites provided by or paid for by the Company was less than $10,000 for each named executive officer during 2006 and the value of any such perquisites are not included in this column for each named executive officer. The table below shows the components comprising the All Other Compensation amount.

	Bank of Hawaii Retirement Savings Plan 401(k) Matching Contribution ($) (1)	Bank of Hawaii Cash Value Sharing Contribution ($) (2)	Bank of Hawaii Retirement Savings Plan Non-Cash Value Sharing Contribution ($) (3)	Bank of Hawaii Excess Plan Value Sharing Contribution ($) (4)	Bank of Hawaii Retirement Savings Plan Company Fixed Contribution ($) (5)	Bank of Hawaii Excess Plan Company Fixed Contribution ($) (6)	Other Compensa- tion ($) (7)	Total All Other Compensa- tion ($)
Allan R. Landon	—	1,165	5,637	39,578	6,600	38,400	4,303	95,683
Richard C. Keene	8,800	1,165	5,637	8,489	6,600	8,236	436	39,363
Neal C. Hocklander	8,800	1,165	5,637	11,304	6,600	10,967	1,209,122	1,253,595
David W. Thomas	8,800	1,165	5,637	15,773	6,600	15,303	1,816	55,094
Peter S. Ho	8,800	1,165	5,637	14,008	6,600	13,591	431	50,232

(1)                This column represents the Company match of an individual’s 401(k) contribution, subject to the Internal Revenue Code prescribed limit (which in 2006 was limited to $220,000 of eligible compensation), and is available to all eligible employees. The Company makes a matching contribution of $1.25 for each dollar of employee contribution up to 2% of eligible compensation, and a $0.50 matching contribution for every dollar of employee contribution above 2% and up to 5% of eligible compensation.

(2)                For 2006, the total Value Sharing Contribution (columns 2, 3 and 4 above) equaled 3.09% of eligible compensation. This column (2) represents the cash value portion of the contribution based upon a formula using 80% of the Social Security wage maximum and is available to all eligible employees.

(3)                For 2006, the total Value Sharing Contribution equaled 3.09% of eligible compensation. This column represents the non-cash portion paid into the Retirement Savings Plan of the value sharing contribution, based on amounts in excess of the Social Security related limit set forth in (2) above, but less than the Internal Revenue Code prescribed limit (which in 2006 was limited to $220,000 of eligible compensation) and  is available to all eligible employees.

(4)                For 2006, the total Value Sharing Contribution equaled 3.09% of eligible compensation. This column represents the non-cash portion paid into the Excess Plan of the value sharing contribution in excess of the Internal Revenue Code prescribed limit and is available to all eligible employees.

(5)                For 2006, the Company Fixed Contribution equaled 3% of eligible compensation subject to the same Internal Revenue Code prescribed limit and is available to all eligible employees.

(6)                For 2006, the Company Fixed Contribution equaled 3% of eligible compensation. This column represents the Company Fixed Contribution in excess of the Internal Revenue Code prescribed limit that is paid into the Excess Plan and is available to all eligible employees.

(7)                This column includes insurance premiums paid by the Company with the exception of Mr. Hocklander who also received two lump sum retention payments of $803,500 and $404,625, for a total of $1,208,125 earned in 2006 (see section “Change-In-Control, Termination and Other Arrangements” of this report for further description of these retention payments).

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions In Last Fiscal Year ($)(1)	Registrant Contributions In Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals or Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)
Allan R. Landon	—	77,978	6,464	—	165,105
Richard C. Keene	—	16,725	1,137	—	30,610
Neal C. Hocklander	—	22,271	11,969	—	92,527
David W. Thomas	47,596	31,076	9,271	—	128,718
Peter S. Ho	—	27,599	3,431	—	52,334

(1)          During 2006, Mr. Thomas deferred $47,596 in base salary. The table below shows the funds available under the Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2006, as reported by the administrator of the Deferred Compensation Plan.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Vanguard Prime Money Market Fund	4.88%	Vanguard 500 Index Fund	15.64%
Vanguard Short-Term Federal Fund	4.32%	Vanguard Growth Equity Fund	6.14%
Vanguard Target Retirement Income Fund	6.38%	Vanguard Mid-Cap Index Fund	13.60%
Vanguard Target Retirement 2005 Fund	8.23%	Vanguard Windsor Fund	19.35%
Vanguard Target Retirement 2010 Fund	10.10%	Vanguard International Growth	25.92%
Vanguard Target Retirement 2015 Fund	11.42%	Pacific Capital Growth & Income Fund	10.28%
Vanguard Target Retirement 2020 Fund	12.00%	Pacific Capital Growth Stock Fund	6.09%
Vanguard Target Retirement 2025 Fund	13.24%	Pacific Capital HG Core Fixed Income Fund	3.31%
Vanguard Target Retirement 2030 Fund	13.65%	Pacific Capital HG Short Inter. Fixed Income Fund	4.37%
Vanguard Target Retirement 2035 Fund	15.24%	Pacific Capital International Stock Fund	24.03%
Vanguard Target Retirement 2040 Fund	13.20%	Pacific Capital Mid-Cap Stock Fund	8.63%
Vanguard Target Retirement 2045 Fund	15.98%	Pacific Capital New Asia Growth Fund	31.11%
Vanguard Target Retirement 2050 Fund	13.80%	Pacific Capital Small Cap Fund	17.78%
Vanguard Wellington Fund	14.97%	Pacific Capital Value Fund	20.76%

(2)   These amounts represent Excess Plan Company contributions for fiscal year 2006 which were paid in 2007 and accordingly are not included in the Aggregate Balance at Last Fiscal Year-End. See columns 4 and 6 of the “All Other Compensation Table” located in footnote 6 of the “Summary Compensation Table” for additional details.

GRANTS OF PLAN-BASED AWARDS

								All Other	All Other
								Stock	Option
								Awards;	Awards;	Exercise	Grant
		Estimated Future Payouts			Estimated Payouts			Number of	Number of	or Base	Date Fair
		Under Non-Equity			Under Equity			Shares of	Securities	Price of	Value of
		Incentive Plan Awards			Incentive Plan Awards			Stock or	Underlying	Option	Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Option
Name	Date	($)	($)(1)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Awards
Allan R. Landon		—	750,001	—	—	—	—	—	—	—	—
Richard C. Keene		—	198,814	—	—	—	—	—	—	—	—
Neal C. Hocklander		—	182,640	—	—	—	—	—	—	—	—
David W. Thomas		—	358,154	—	—	—	—	—	—	—	—
Peter S. Ho		—	318,431	—	—	—	—	—	—	—	—

(1)                For a description of these awards, see section “Compensation Discussion and Analysis—Performance based variable compensation

There were no new stock grants or options awarded to any of the named executive officers during 2006.  See the “Outstanding Equity Awards at Fiscal Year-End” and “Option Exercises and Stock Vested” tables for grants reported in prior years, some of which may have restricted stock awards subject to performance vesting in which the performance criteria for vesting was or will be established subsequent to the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan Awards:
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Allan R. Landon (3)	110,638	—	—	18.80	3/22/11	—	—	—	—
	61,600	—	—	27.01	3/22/12	—	—	—	—
	70,000	—	—	29.92	2/20/13	—	—	—	—
	—	—	—	—	—	20,000	1,079,000	—	—
	—	—	—	—	—	17,500	944,125	—	—
Richard C. Keene (4)	17,500	—	—	25.64	1/25/12	—	—	—	—
	10,000	—	—	32.89	4/28/13	—	—	2,625	141,619
	35,816	—	—	50.72	12/16/15	3,750	202,313	2,000	107,900
Neal C. Hocklander	—	—	—	—	—	—	—	—	—
David W. Thomas (5)	69,950	—	—	21.16	4/20/11	—	—	—	—
	—	—	—	—	—	—	—	40,000	2,158,000
Peter S. Ho (6)	2,916	—	—	27.01	3/22/12	—	—	—	—
	54,919	—	—	50.72	12/16/15	13,250	714,838	11,250	606,938

(1)                All options were vested on December 21, 2005, when the Company elected to accelerate all unvested options for all of its employees, including the named executive officers, due to a change in accounting rules that went into effect on January 1, 2006.

(2)                The fair market value of Bank of Hawaii’s common stock on December 31, 2006 was $53.95 per share.

(3)                In December 2003, Mr. Landon received 75,000 restricted shares in recognition of his appointment as President. The fair market value of the stock on the date of the December 2003 grant was $41.42. Of the 75,000 restricted shares, 35,000 were performance-based vesting, and 40,000 were service-based with 10,000 shares vesting each year beginning on March 31, 2005 (10,000 service-based shares will vest on March 31, 2007, and the remaining 10,000 will vest on March 31, 2008). 17,500 performance-based shares vested in 2006 resulting in all of the performance-based shares for this grant having vested at the end of 2006. The 2005 performance criteria for vesting were: (a) the achievement of a target efficiency ratio (non-interest expenses as a percentage of total revenue) of 55% or better would result in a 20% (of the initial total grant) vesting; and (b) the achievement of top quartile total shareholder return (dividends and share appreciation for the calendar year) based on the Bloomberg Bank Index or the achievement of budgeted net income after capital charge (“NIACC”) of $88 million would result in a 30% (of the initial total grant) vesting. For 2005, the Company achieved all the foregoing criteria, and accordingly 50% of the shares, or 17,500 shares, vested in 2006. In May 2004, Mr. Landon received 75,000 restricted shares in recognition of his appointment as Chief Operating Officer. The fair market value of the stock on the date of the May 2004 grant was $41.70. Of the 75,000 restricted shares, 40,000 were performance-based vesting, and 35,000 were service-based restricted shares, with 8,750 vesting each year beginning on March 31, 2005 (8,750 service-based shares will vest on March 31, 2007 and the remaining 8,750 will vest on March 31, 2008). The 2005 performance-based vesting criteria were the same as those described in the December 2003 performance-based vesting criteria above, and accordingly 50% of the shares, or 20,000 shares, vested in 2006, resulting in all of the performance-based shares for this grant being vested at the end of 2006.

(4)                In April 2003, Mr. Keene received a grant of 7,500 restricted shares. The shares were service-based vesting over 10 years (10% annually) with performance accelerators. The two accelerators were (a) achievement of an efficiency ratio target, which for 2006 was 53% or better, and would trigger a 15% vesting, and (b) achievement of top quartile shareholder return, which would trigger a 25% vesting, with a maximum vesting in any one year of 25%.  For 2005, the Company’s efficiency ratio was 53%, and therefore 15% of the shares, or 1,125 shares, vested in 2006. At the end of 2006, 2,625 shares remained unvested. For 2006, the Company again achieved the efficiency ratio target of 53%, and accordingly 15%, or 1,125, shares vested in 2007. In December 2005, Mr. Keene received a grant of 7,500 restricted shares. Of these shares, 5,500 were service-based, 1,750 of which vested on December 16, 2006, 2,750 will vest on December 16, 2007, and 1,000 shares will vest on December 16, 2008. Of the 2,000 performance based vesting shares, the 2006 vesting criteria were based on two vesting components:  (a) operating income growth, which equaled 2.5 multiplied by the operating income growth percent (for 2006, 3.131% growth x 2.5 = 7.83% vesting); plus (b) credit loss management, which equaled 0.125 x (100 basis points—basis point credit loss) (for 2006, credit management vesting was 0.8311 x 0.125 = 10.39% vesting). In accordance with the vesting schedule, 18.22% (7.83% + 10.39%) of the 2,000 shares, or 364 shares, vested in 2007, based on achieving 2006 performance criteria. Upon Mr. Keene’s resignation from the Company on March 14, 2007, all unvested restricted stock will be forfeited and the right to exercise any unexercised options will expire in three months from termination date with respect to the options granted in 2002 and 2003, and in twelve months with respect to the options granted in 2005.

(5)                In December 2005, 40,000 restricted shares were awarded to Mr. Thomas in recognition of his appointment as Chief Operating Officer. The shares were performance-based with a two-year vesting period upon meeting certain budget and performance objectives. If the performance-based shares are not earned by 2008, they are forfeited. For 2006, the performance objectives for the vesting of 20,000 shares were (a) achievement of one or more of the following with respect to the retail segment of the Company:  NIACC exceeding $73.7 million;  risk adjusted return on capital (“RAROC”) exceeding 48.6%; direct expenses being $168.1 million or less; return on equity (“ROE”) being 37% or more; or the efficiency ratio being 50% or less; and  (b) meeting transition performance objectives, such as identifying and developing a successor, functioning as a pro-active and positive member of the executive team, effective management of his business group and other performance objectives. The NIACC, RAROC, direct expense and ROE targets were achieved and Mr. Thomas satisfied his transition performance objectives, resulting in 20,000 shares vesting in 2007.

(6)                In December 2005, Mr. Ho was awarded 26,500 restricted shares.  Of these shares, 15,250 were service-based and vest according to the following schedule:  2,000 shares vested on December 16, 2006, 3,875 shares vest on December 16, 2007, 5,625 shares vest on December 16, 2008, and 3,750 shares vest on December 16, 2009. 11,250 were performance-based vesting. For 2006, the vesting criteria for 3,750 performance-based shares were based on the same two vesting components described in the December 2005 restricted share grant for Mr. Keene. In accordance with the vesting schedule, 18.22% of the 3,750 shares, or 683 shares, vested in 2007, based on achieving 2006 performance criteria.

The following table includes values realized for stock options exercised, the vesting of restricted stock, and the payouts on performance-based restricted stock units. For further information on the vesting criteria for these restricted stock awards see the table “Outstanding Equity Awards At Fiscal Year-End.”

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Allan R. Landon (1)	—	—	56,250	2,998,688
Richard C. Keene (2)	—	—	2,875	148,834
Neal C. Hocklander (3)	169,000	4,624,057	15,000	799,650
David W. Thomas (4)	—	—	—	—
Peter S. Ho (5)	—	—	2,000	103,560

(1)          Shares acquired during 2006 were comprised of 10,000 service-based shares and 17,500 performance-based shares from the December 2003 grant, and 8,750 service-based shares and 20,000 performance-based shares from the May 2004 grant. The fair market value of the Company’s stock was $53.31 on the vesting date of March 31, 2006.

(2)          Shares acquired during 2006 were comprised of 1,125 performance-based shares from the April 2003 grant, which vested on January 25, 2006 and 1,750 service-based shares from the December 2005 grant, which vested on December 16, 2006. The fair market value of the Company’s stock was $51.75 on January 25, 2006 and $51.78 on December 16, 2006. In January 2007, 1,125 performance-based shares vested based on achievement of the Company’s 2006 performance. The 1,125 shares are not included in this table and based on the stock price of $52.20 on January 24, 2007 had a total value of $58,725. In February 2007, 364 performance-based shares vested based on achievement of the Company’s 2006 performance. The 364 shares are not included in this table and based on the stock price of $51.72 on February 28, 2007 had a total value of $18,826.

(3)          Of these options exercised, 77,000 options were granted on March 22, 2001, having an exercise price of $18.80 and an average stock price of $51.05 at time of exercise for a value realized on exercise of $2,482,967;  49,000 options were granted on March 22, 2002, having an exercise price of $27.01, and an average stock price of $51.54 at the time of exercise for a value realized on exercise of $1,201,970; and  43,000 options were granted on February 20, 2003, having an exercise price of $29.92, and an average stock price of $51.76 at the time of exercise for a value realized on exercise of $939,120. The restricted stock awards were comprised of 15,000 restricted stock units which vested on March 31, 2006. The fair market value of the Company’s stock was $53.31 on March 31, 2006 resulting in a cash payout of $799,650. For further details, see the discussion of Mr. Hocklander’s retention arrangement in the section “Change-In-Control, Termination and Other Arrangements” of this report.

(4)          In February 2007, 20,000 performance-based shares vested based on achievement of Mr. Thomas’ and the Company’s 2006 performance. The shares are not included in this table and based on the stock price of $51.72 on February 28, 2007 had a total value of $1,034,400.

(5)          Shares acquired during 2006 were comprised of 2,000 service-based shares. The fair market value of the Company’s stock was $51.78 on the vesting date of December 16, 2006. In February 2007, 683 performance-based shares vested based on achievement of the Company’s 2006 performance. The 683 shares are not included in this table and, based on the stock price of $51.72 on February 28, 2007 had a total value of $35,325.

Equity Compensation Plan Information.

The following table contains information with respect to all of the Company’s compensation plans (including individual compensation arrangements) under which securities are authorized for issuance as of December 31, 2006:

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights a	Weighted-average exercise price of outstanding options, warrants and rights b	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) c
Equity compensation plans approved by security holders	2,137,915	$31.04	1,378,476

Pension Benefits

The Employees’ Retirement Plan of Bank of Hawaii (the “Retirement Plan”) provides retirement benefits for eligible employees based on the employee’s years of service and average annual salary during the 60 consecutive months resulting in the highest average (excluding overtime, incentive plan payouts, and discretionary bonuses). The Retirement Plan was frozen as of December 31, 1995, except that for the five-year period commencing January 1, 1996, benefits for certain eligible participants were increased in proportion to the increase in the participant’s average annual salary.  As of December 31, 2000, the benefits under the Retirement Plan were completely frozen and not subject to increase for any additional years of service or increase in average annual salary. Peter S. Ho is the only named executive officer who is a participant in the Retirement Plan.  A summary of his benefits is listed below:

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Peter S. Ho	Employees’ Retirement Plan of Bank of Hawaii	1	$3,976	—

Change-In-Control, Termination and Other Arrangements

Bank of Hawaii’s Key Executive Severance Plan (the “Severance Plan”) provides participants, following a change in control of the Company, with severance benefits under circumstances and in amounts set forth in the Severance Plan and in individual severance agreements with each participant. All of the currently employed named executive officers participate in the Severance Plan. Each of the severance agreements with these named executive officers provides that a “change in control” will be deemed to have occurred if any person or group becomes the beneficial owner of 25% or more of the total number of voting securities of the Company, or the persons who were directors of the Company before a cash tender or exchange offer, merger or other business combination, sale of assets, or contested election cease to constitute a majority of the Board of Directors of the Company or any successor to the Company. For further details and qualifications, see the Company’s Key Executive Severance Plan as well as the form of the individual severance agreement which were filed with the Company’s Annual Report on Form 10-K for fiscal year 2005, as Exhibits 10.1 and 10.3, respectively.

Severance benefits are payable if (a) there occurs a change in control of the Company, and (b)  such person voluntarily terminates employment with the Company or is involuntarily terminated without cause within two years of a change in control. The table below represents an estimate of the possible payouts should (a) and (b) of the preceding sentence occur as of December 31, 2006.

	3 x base, bonus and profit sharing (1)	Executive Incentive Plan Payout (2)	Welfare Benefits (3)	Fringe Benefits (4)	Relocation (5)	Acceleration of Restricted Stock (6)	ExciseTax Gross Up	Total
Allan R. Landon	$6,227,866	$1,500,002	$25,606	$1,369	$150,000	$2,023,125	$2,010,308	$11,938,276
Peter S. Ho	3,272,434	636,861	28,067	20,496	150,000	1,321,775	1,191,052	6,620,685
Neal C. Hocklander	4,043,835	365,279	44,530	2,812	150,000	—	829,843	5,436,299
Richard C. Keene	1,516,053	397,628	22,480	—	150,000	451,831	544,830	3,082,822
David W. Thomas	4,287,727	716,308	18,661	20,154	150,000	2,158,000	1,448,411	8,799,261

(1)          The payment of a lump sum amount equal to three years of compensation, consisting of salary, bonuses, and certain profit sharing compensation, calculated by applying a multiplier of three to each of the highest salary, bonus, and profit sharing compensation paid in any of the preceding three years.  These amounts shall be payable in a lump sum within ninety days of the triggering event.

(2)          The Executive Incentive Plan provides that upon dissolution, liquidation, or change in control of the Company, the executive will be entitled to a lump sum payment equal to two times the annual target payout for the applicable year. These amounts shall be payable in a lump sum within ninety days of the triggering event.

(3)          Estimated cost of the continuation of all welfare benefits, at no cost to the executive, for a period of three years following the termination of employment (or until his or her normal retirement date, if earlier), such as medical, disability, and group life insurance.

(4)          Fringe benefits shall be continued, or equivalent benefits provided, at no cost, for a period of three years, such as club memberships and tax planning. This represents estimated costs based on benefits for 2006.

(5)          This is an estimated average amount. The actual benefits could range from zero to over $250,000, depending on the benefits required. Some of the relocation benefits could include reimbursement of real estate selling costs, shipping and moving costs, temporary living expenses, airfare, home finding trip expenses, and certain tax gross ups.

(6)          A change in control also will cause the lapse of restrictions on restricted stock issued under the 1994 Stock Option Plan and 2004 Stock and Incentive Compensation Plan.

Benefits will be reduced in the event there are fewer than thirty-six (36) months remaining from the termination date until such person’s normal retirement date.  There are no requirements that the departing officer execute a non-compete, non-solicitation, non-disparagement, confidentiality or similar type of agreement in favor of the Company in order to receive his or her benefits.

If a named executive dies, Company paid life insurance equal to his or her annual base salary would be payable, all restricted stock would immediately vest and he or she would remain eligible to participate in the Executive Incentive Program at the discretion of the Board.  If termination is for cause, no severance benefits are payable.

Messrs. Hocklander and Thomas are parties to retention agreements with the Company. Material components of the retention arrangement with Mr. Hocklander are as follows:  (a)  the right to receive payments equal to twenty-four (24) months of his salary in a lump sum if his departure occurs on or after June 30, 2006, plus an additional $103,500 for lost benefits, (b) in October 2003, Mr. Hocklander was awarded 20,000 restricted stock units (with the right to receive dividend equivalents), 50% of which vested on April 30, 2004, and the remaining 50% vested on March 31, 2005, (c) in April 2004, Mr. Hocklander received 25,000 restricted stock units (with the right to receive dividend equivalents), of which 5,000 shares vested on September 30, 2004, 5,000 shares vested on March 31, 2005, and 15,000 vested on March 31, 2006, (d) also in

April 2004, Mr. Hocklander was granted the right to receive an additional cash payment equivalent of up to 15,000 stock units (without regard to dividends) depending on his length of his stay beyond March 31, 2006, and (e) health benefits for two years. The vesting of the restricted stock above was conditioned both upon service completion as well as achieving performance criteria based on his position, responsibilities, performance and leadership impact. At the end of 2006, Mr. Hocklander fulfilled his requirements under the retention arrangement, and in February 2007, was paid a cash payment totaling $803,500, representing (a) above,  and a supplemental cash payment of $404,625 representing 7,500 shares at $53.95, the closing price on December 29, 2006 as set forth in (d) above.  The estimated value of Mr. Hocklander’s health benefits is $12,000 based on current rates. Also in 2006, Mr. Hocklander received an additional payment of $799,650 for the 15,000 restricted share unit value vesting on March 31, 2006, representing (c) above.  Mr. Hocklander agreed to a non-compete for a period of twenty-four (24) months following termination, a non-solicitation for a period of thirty-six (36) months, and to not disparage the Company, and also signed a release of claims in favor of the Company.

In December 2005, the Company modified a retention agreement with Mr. Thomas (the “Retention Agreement”) in connection with his promotion to Chief Operating Officer of the Company. Pursuant to the Retention Agreement, the Company will employ Mr. Thomas as its Chief Operating Officer until February 29, 2008 (the “Separation Date”), although the Company may change the Separation Date to any date before February 29, 2008, or may extend the Separation Date to any date within three months after February 29, 2008. If Mr. Thomas performs his duties to the Company’s satisfaction through February 29, 2008 and in accordance with the terms of the Retention Agreement, he will receive a payment equal to twenty-four (24) months of his base monthly salary as of February 29, 2008 (based on Mr. Thomas’ annual base salary as of December 31, 2006 of $450,000, such payments would total $900,000). The payment will be made to Mr. Thomas in thirty-six (36) monthly payments, commencing on the first day of the seventh month after the Separation Date. In addition, Mr. Thomas will be entitled to certain continued health insurance coverage with the same percentage of shared premiums as prior to the Separation Date for a period of thirty-six (36) months and will not be required to reimburse the Company for certain club membership fees. Performance-based restricted shares granted to Mr. Thomas are further described in the section “Restricted Stock Awards and Vesting Criteria” in the “Compensation Discussion and Analysis” section of this report. Under the Retention Agreement, Mr. Thomas agreed to a non-compete for a period of twenty-four (24) months following termination, a non-solicitation for a period of thirty-six (36) months, and to not disparage the Company, and also agreed to sign a release of claims in favor of the Company.

In January 2007, the Company announced Richard Keene’s intention to resign from the Company during the first quarter of 2007. On February 21, 2007, the Company and Mr. Keene entered into an agreement pursuant to which Mr. Keene would continue to receive his salary, bonus and other executive benefits through his departure date and receive a lump sum separation payment of $400,000, and in exchange Mr. Keene would execute a release of claims against the Company, agree to a non-compete for a period of twenty-four (24) months following termination, a non-solicitation for a period of thirty-six (36) months, and to not disparage the Company. Mr. Keene’s last day with the Company was scheduled to be March 14, 2007.

Certain Relationships and Related Transactions

On an annual basis in response to the annual Directors’ and Officers’ Questionnaire, each director and executive officer submits to the Corporate Secretary a description of any current or proposed related person transactions. The Company has in place various ethics and business conduct policies and procedures to monitor and approve related person transactions, including procedures related to any loans the Company makes to executive officers and directors, and also conducts regular training for its officers and directors. In accordance with the Company’s Code of Conduct and Ethics and applicable listing standards, the Audit Committee monitors and reviews issues of conflicts of interests involving directors and executive officers, including the review and approval of related  person transactions.

During 2006, the Company and its banking and investment subsidiaries engaged in transactions in the ordinary course of business with one or more of the Company’s directors and executive officers, members of their immediate families, corporations and organizations of which one or more of them was a beneficial owner of 10% or more of a class of equity securities, certain of their associates and affiliates, and certain trusts and estates of which one or more of them was a trustee or beneficiary.  All such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral that prevailed at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the SEC require Bank of Hawaii to disclose late filings of reports of ownership (and changes in stock ownership) of Bank of Hawaii common stock by its directors and certain officers. To our knowledge, based on review of the copies of such reports received by Bank of Hawaii and the written representations of its directors and officers, the Company believes that all of its directors and officers complied timely with those filing requirements for 2006, with the exception of the following reports which were not timely filed due to administrative errors. On January 31, 2006, Ms. Mary E. Sellers reported she withheld 604 shares of Bank of Hawaii common stock in payment of her tax liability in connection with the January 25, 2006 vesting of restricted stock. On January 31, 2006, Mr. Brian T. Stewart reported he withheld 151 shares of Bank of Hawaii common stock in payment of his tax liability in connection with the January 25, 2006 vesting of restricted stock. On January 31, 2006, Mr. Richard C. Keene reported he withheld 453 shares of Bank of Hawaii common stock in payment of his tax liability in connection with the January 25, 2006 vesting of restricted stock. Additionally, on May 3, 2006, Form 4 reports were not timely filed for S. Haunani Apoliona, Mary G. F. Bitterman, Michael J. Chun, Clinton R. Churchill, David A. Heenan, Robert Huret, Kent T. Lucien, Martin A. Stein, Donald M. Takaki, Barbara J. Tanabe, Robert W. Wo, Jr. in connection with the 483 restricted shares of Bank of Hawaii stock and 2,191 options awarded to each non-management director on April 28, 2006 under the Amended and Restated Director Stock Compensation Plan.

PROPOSAL 2: RATIFICATION OF SELECTION OF AN
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for 2007. The Board recommends that the shareholders ratify this selection. Ernst & Young LLP has been the Company’s independent registered public accounting firm since its incorporation in 1971. We expect representatives of Ernst & Young LLP to attend the annual meeting. Ernst & Young LLP has indicated that they will have no statement to make but will be available to respond to questions. If this Proposal does not pass, the selection of independent registered public accounting firm will be reconsidered by the Audit Committee and the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOREGOING PROPOSAL

The following table summarizes Ernst & Young LLP audit fees for 2006 and 2005.

Service	2006	2005
Audit Fees	$1,191,100	$1,129,100
Audit Related Fees	$117,500	$141,600
Tax Fees	$17,900	$28,900
All Other Fees	$2,500	$6,000
Total	$1,329,000	$1,305,600

Audit Fees

The Audit Fees for 2006 and 2005 represent fees for professional services rendered for the audit of the Company’s annual consolidated financial statements, statutory and subsidiary audits, reports on internal controls and the reviews of the Company’s financial statements included in the quarterly reports on Form 10-Q and out-of-pocket expenses.

Audit Related Fees

The Audit Related Fees for 2006 and 2005 include fees for benefit plan audits and other attestation reports.

Tax Fees

The Tax Fees for 2006 and 2005 relate primarily to expatriate tax services and other tax advisory services.

All Other Fees

The All Other Fees category for 2006 and 2005 includes fees billed for copyrighted and other professional on-line publication services provided by an affiliate of Ernst & Young LLP.

OTHER BUSINESS

The Board knows of no other business for consideration at the annual meeting. Your signed proxy or proper telephone or Internet vote gives authority to the proxies to vote at their discretion on other matters properly presented at the annual meeting, or adjournment or postponement of the meeting.

A copy of the Company’s Annual Report on Form 10-K, including the related financial statements and schedules filed with the SEC, is available without charge to any shareholder who requests a copy in writing. Any exhibit to Form 10-K is also available upon written request at a reasonable charge for copying and mailing. Written requests should be made to the Corporate Secretary at 130 Merchant Street, Honolulu, Hawaii 96813.

Admission Ticket
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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6		000000000.000000 ext	000000000.000000 ext
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	XXXXXXXXXXXXXX	Electronic Voting Instructions
You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 27, 2007.

Vote by Internet
• Log on to the Internet and go to www.computershare.com/expressvote • Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.		• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
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A Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed.
1. Nominees:	For	Withhold				For	Withhold		For	Withhold	+
01 - Mary G. F. Bitterman	☐	☐	02 - Martin A. Stein			☐	☐	03 - Barbara J. Tanabe	☐	☐
04 - Robert W. Wo, Jr.	☐	☐

B Other Matters — The Board of Directors recommends a vote FOR Proposal 2.
			For	Against	Abstain
2. Ratification of Selection of An Independent Registered Public Accounting Firm, Ernst & Young.			☐	☐	☐

C Other Matters

1. Consent to Electronic Delivery: By marking this box, I consent to access future Annual Reports and Proxy Statements of Bank of Hawaii Corporation electronically over the Internet. I understand that unless I request otherwise or revoke my consent, Bank of Hawaii Corporation will notify me when any such communications are available and how to access them. I understand that costs associated with the use of the Internet will be my responsibility. To revoke my consent, I can contact Bank of Hawaii Corporation's transfer agent, Computershare Investor Services, at 1-888-660-5443.

Change of Address — Please print new address below.

D Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.			Signature 1 — Please keep signature within the box.					Signature 2 — Please keep signature within the box.

			C 1234567890 JNT 1 UPX 0122381					MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

2007 Annual Meeting Admission Ticket

2007 Annual Meeting of

Bank of Hawaii Corporation Shareholders

April 27, 2007, 8:30 a.m.

111 S. King Street, 6th floor

Honolulu, Hawaii

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Bank of Hawaii Corporation

Notice of 2007 Annual Meeting of Shareholders

111 S. King Street, 6th floor, Honolulu, Hawaii

Proxy Solicited by Board of Directors for Annual Meeting — April 27, 2007

S. Haunani Apoliona, Clinton R. Churchill, and David A. Heenan, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Bank of Hawaii Corporation to be held on April 27, 2007 at 8:30 a.m. or at any postponement or adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR ALL NOMINEES AND PROPOSALS, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

You may view Bank of Hawaii Corporation’s Proxy Statement and Annual Report to Stockholders on the Internet at www.boh.com.

(Items to be voted appear on reverse side.)